Exhibit 99.1

For more information, contact:

Michael Ruane	Eric Erickson	Kris Block
Tel: 484-582-5405	Tel: 484-582-5480	Tel: 484-582-5505
michael.ruane@sungard.com	eric.erickson@sungard.com	kris.block@sungard.com

SunGard Announces 2008 Results

Wayne, PA – February 19, 2009 – SunGard, one of the world’s leading software and IT services companies, reported today that adjusted income from operations (defined in Note 1 to the Notes to the Consolidated Condensed Financial Information) for the year 2008 was $1.22 billion, a 6% increase over $1.15 billion in 2007.

Reported income from operations for the year 2008 was $470 million compared to $631 million for the year 2007, a decrease of 26%. Reported income from operations in 2008 and 2007 includes amortization of acquired intangible assets of $515 million and $438 million, respectively, and stock-based compensation, purchase accounting adjustments and other expenses of $102 million and $76 million, respectively, and a goodwill impairment charge in our public sector segment of $128 million in 2008.

Adjusted income from operations for the three months ended December 31, 2008 was $383 million, a 5% increase compared to $364 million for the same period in 2007. Reported income from operations for the three months ended December 31, 2008 was $65 million, which includes the $128 million goodwill impairment charge, compared to $219 million in 2007, a decrease of 70%.

For the year 2008, adjusted EBITDA (defined in Note 2 to the Notes to the Consolidated Condensed Financial Information) was $1.60 billion compared to $1.43 billion in 2007, an increase of 12%. For the three months ended December 31, 2008, adjusted EBITDA was $489 million compared to $438 million in 2007, an increase of 12%.

Revenue for the year 2008 was $5.60 billion, an increase of 14% over revenue for the year 2007. Revenue for the three months ended December 31, 2008 was $1.54 billion, an increase of 11% over revenue for the same period in 2007.

Organic revenue (revenue from businesses owned for at least one year and excluding revenue from businesses sold in the previous twelve months) grew 10% in the year and 4% in the quarter compared to the same periods in 2007. Excluding the impact of foreign exchange movements, organic revenue grew 10% and 8% in the year and the quarter, respectively. One of our broker/dealer businesses contributed approximately 6% and 8% in the year and the quarter, respectively. The broker/dealer revenue has remained uncharacteristically high and is a function of market volatility and customer mix. We expect this revenue to decline at some point but are unable to predict when.

Cristóbal Conde, president and chief executive officer, commented, “SunGard’s performance in the quarter was solid. Despite the turbulence in the financial industry, we achieved a strong finish in our Financial Systems business which is a reflection of our competitive strength and the disciplined decision-making and decisive actions of our employees. The dislocations and uncertainties caused by the economic crisis are unprecedented, but, rather than hunkering down, we see them as a once in a generation opportunity for technology companies that can help their customers find new efficiencies and sources of revenue. While the spending mood for IT has continued to deteriorate, our customers realize that investing in IT is one way they can address the cost pressures they are facing, and they view us as a trusted partner. We have a broad portfolio of products and services, we are well capitalized, and we are confident that SunGard will come out of the economic crisis more competitive than ever.”

Financial Systems revenue increased 22% to $907 million for the quarter, reaching $3.08 billion for the year. Organic revenue grew approximately 11% in the quarter. Excluding the impact of foreign exchange movements, organic revenue grew 13% in the quarter. One of our broker/dealer businesses contributed approximately 13% to the growth in the quarter; we expect this revenue to decline at some point but are unable to predict when. License fees were $87 million for the quarter, a decrease of $2 million compared to the same period in 2007.

Notable deals in the quarter included the following:

•	An independent superannuation fund based in Australia expanded its relationship with SunGard’s Omni for recordkeeping and administration solutions.

•	A leading global provider of financial business solutions selected SunGard’s Brass to provide a consolidated ticker plant for its U.S. equities trading business.

•	One of Europe’s leading financial institutions selected SunGard’s Ambit for managing market, credit and operational risk, profitability analysis and asset/liability management.

Higher Education revenue decreased 5%, all of which was organic, to $140 million for the quarter, and was $540 million for the year. License fees were $13 million for the quarter, a decrease of $4 million from the same quarter of 2007.

Notable deals in the quarter included the following:

•	One of the largest publicly held, international, higher education companies in North America purchased a range of Banner Unified Digital Campus solutions to support student service.

•	A public community college in New Jersey renewed its relationship with SunGard Higher Education for continued support in managing its information technology.

•	One of Chile’s largest private universities purchased a range of Banner Unified Digital Campus solutions.

Public Sector revenue decreased 6% to $104 million for the quarter, all of which was organic, and was $411 million for the year. Excluding the impact of foreign exchange movements, organic revenue grew 6% in the quarter. License fees were $7 million for the quarter, a decrease of $1 million from the same quarter of 2007.

Notable deals in the quarter included the following:

•	A city in California selected SunGard to provide a full suite of Web-based financials and human resources reporting software.

•	A public safety agency in Georgia selected SunGard to provide records management and mobile computing solutions.

•	A K-12 school district in Pennsylvania selected SunGard’s eSchoolPLUS to provide student management and administration.

Availability Services revenue increased 2% to $392 million for the quarter, reaching $1.57 billion for the year. Organic revenue declined 1%. Excluding the impact of foreign exchange movements, organic revenue grew 4% in the quarter.

Notable deals in the quarter included the following:

•	A provider of online degree programs selected SunGard as its managed and recovery services provider.

•	The largest, independent mortgage and equipment financing company in Canada selected SunGard as its managed services provider.

•	A leading global investment management firm selected SunGard for recovery services.

Financial Position

At December 31, 2008, total debt was $8.87 billion, cash balances were $975 million and off-balance sheet debt was $77 million. During the year 2008, the Company invested $392 million in capital expenditures and $721 million (net of cash acquired) in six acquisitions, including $546 million to acquire GL TRADE SA, a global financial software solutions company.

Conference Call & Webcast

A conference call to review the results is scheduled for Friday, February 20, 2009 at 9:00 a.m. (Eastern Time). The dial-in number is 706-902-1370, conference ID 82817752. A replay will be available shortly after the end of the call through midnight on February 27, 2009. To listen to the replay, please dial 706-645-9291, conference ID 82817752. You may also listen to the call at www.investorcalendar.com by clicking on the “audio” icon for SunGard. A replay will be available shortly after the end of the webcast, through midnight on February 27, 2009 at www.investorcalendar.com.

About SunGard

SunGard is one of the world’s leading software and IT services companies. SunGard serves more than 25,000 customers in more than 70 countries, including the world’s 25 largest financial services companies.

SunGard provides software and processing solutions for financial services, higher education and the public sector. SunGard also provides disaster recovery services, managed IT services, information availability consulting services and business continuity management software.

With annual revenue exceeding $5 billion, SunGard is ranked 472 on the Fortune 500 and is the largest privately held business software and services company on the Forbes list of private businesses. Based on information compiled by Datamonitor,* SunGard is the third largest provider of business applications software after Oracle and SAP. “Continuity, Insurance & Risk” has recognized SunGard as service provider of the year an unprecedented five times. For more information, please visit SunGard at www.sungard.com.

*	January 2009 Technology Vendors Financial Database Tracker http://www.datamonitor.com

Trademark Information: SunGard, the SunGard logo, Ambit, Banner, Brass, Omni and PLUS Series are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: our high degree of leverage; general economic and market conditions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions; the effect of war, terrorism, natural disasters or catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with clearing broker operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; and a material weakness in our internal controls. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

	Three Months Ended
	Dec. 31, 2007	Dec. 31, 2008
Revenue:
Services	$1,202	$1,404
License and resale fees	144	134

Total products and services	1,346	1,538
Reimbursed expenses	42	5

	1,388	1,543

Costs and expenses:
Cost of sales and direct operating	619	720
Sales, marketing and administration	294	336
Product development	69	67
Depreciation and amortization	68	71
Amortization of acquisition-related intangible assets	119	154
Goodwill impairment and merger costs	—	130

	1,169	1,478

Income from operations	219	65
Interest income	6	5
Interest expense and amortization of deferred financing fees	(160)	(166)
Other expense	(17)	(27)

Income (loss) before income taxes	48	(123)
Income tax expense	18	51

Net income (loss)	$30	$(174)

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

	Twelve Months Ended
	Dec. 31, 2007	Dec. 31, 2008
Revenue:
Services	$4,364	$5,083
License and resale fees	396	369

Total products and services	4,760	5,452
Reimbursed expenses	141	144

	4,901	5,596

Costs and expenses:
Cost of sales and direct operating	2,268	2,744
Sales, marketing and administration	1,042	1,151
Product development	271	308
Depreciation and amortization	251	278
Amortization of acquisition-related intangible assets	438	515
Goodwill impairment and merger costs	—	130

	4,270	5,126

Income from operations	631	470
Interest income	19	18
Interest expense and amortization of deferred financing fees	(645)	(599)
Other expense	(68)	(76)

Loss before income taxes	(63)	(187)
Income tax expense (benefit)	(3)	42

Net loss	$(60)	$(229)

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

	Dec. 31, 2007	Dec. 31, 2008
Assets:
Current:
Cash and cash equivalents	$427	$975
Accounts receivable, net	353	782
Clearing broker assets	469	309
Prepaid expenses and other current assets	198	140
Retained interest in accounts receivable sold	243	302

Total current assets	1,690	2,508
Property and equipment, net	852	898
Software products, net	1,266	1,159
Customer base, net	2,745	2,616
Other assets, net	1,201	1,282
Goodwill	7,086	7,328

Total Assets	$14,840	$15,791

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$55	$322
Accounts payable and accrued expenses	894	973
Clearing broker liabilities	434	310
Deferred revenue	825	977

Total current liabilities	2,208	2,582
Long-term debt	7,430	8,553
Deferred income taxes	1,646	1,584

Total liabilities	11,284	12,719
Stockholder’s equity	3,556	3,072

Total Liabilities and Stockholder’s Equity	$14,840	$15,791

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 1. Reconciliation of Income from Operations to Adjusted Income from Operations

Adjusted income from operations represents income from operations adjusted for amortization of acquisition-related intangible assets, goodwill impairment charges, merger costs, adjustments for deferred revenue, stock-based compensation expense and management fee expense. Adjusted income from operations is not a recognized term under generally accepted accounting principles (GAAP). Adjusted income from operations does not represent income from operations, as that term is defined under GAAP, and should not be considered as an alternative to income from operations as an indicator of our operating performance. We have included information concerning adjusted income from operations because we use such information when evaluating income from operations to better evaluate the underlying performance of the Company. Adjusted income from operations as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted income from operations and income from operations, the GAAP measure we believe to be most directly comparable to adjusted income from operations.

	Three Months Ended
(in millions)	Dec. 31, 2007	Dec. 31, 2008
Income from operations	$219	$65

Amortization of acquisition-related intangible assets	119	154
Goodwill impairment charge	—	128
Merger costs	—	2
Purchase accounting adjustments	8	11
Stock-based compensation and other costs	18	23

Adjusted income from operations	$364	$383

	Twelve Months Ended
(in millions)	Dec. 31, 2007	Dec. 31, 2008
Income from operations	$631	$470

Amortization of acquisition-related intangible assets	438	515
Goodwill impairment charge	—	128
Merger costs	—	2
Purchase accounting adjustments	18	43
Stock-based compensation and other costs	58	57

Adjusted income from operations	$1,145	$1,215

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 2. Reconciliation of Net Income (Loss) to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization and goodwill impairment. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior and senior subordinated notes as well as under our senior secured credit facilities, which were entered into in August 2005 and our senior notes entered into in September 2008. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles, or GAAP. EBITDA and Adjusted EBITDA do not represent net income (loss), as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA.

	Three Months Ended
(in millions)	Dec. 31, 2007	Dec. 31, 2008
Net income (loss)	$30	$(174)
Interest expense, net	154	161
Income tax expense	18	51
Depreciation and amortization	187	225
Goodwill impairment charge	—	128

EBITDA	389	391
Purchase accounting adjustments	6	11
Non-cash charges	14	13
Unusual or non-recurring charges	5	34
Other	16	45

Adjusted EBITDA—senior secured credit facilities	430	494
Loss on sale of receivables	8	(5)

Adjusted EBITDA—senior notes due 2013 and 2015 and senior subordinated notes due 2015	$438	$489

	Twelve Months Ended
(in millions)	Dec. 31, 2007	Dec. 31, 2008
Net loss	$(60)	$(229)
Interest expense, net	626	581
Income tax expense (benefit)	(3)	42
Depreciation and amortization	689	793
Goodwill impairment charge	—	128

EBITDA	1,252	1,315
Purchase accounting adjustments	14	39
Non-cash charges	37	35
Unusual or non-recurring charges	43	68
Acquired EBITDA, net of disposed EBITDA	12	57
Other	38	76

Adjusted EBITDA—senior secured credit facilities	1,396	1,590
Loss on sale of receivables	29	8

Adjusted EBITDA—senior notes due 2013 and 2015 and senior subordinated notes due 2015	$1,425	$1,598